Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 13, 2026, by and among Cambridge Sponsor LLC and Michael Cam- Phung (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cambridge Acquisition Corp., as of February 13, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: February 13, 2026

	By:	/s/ Michael Cam- Phung
Michael Cam- Phung

Date: February 13, 2026	Cambridge Sponsor LLC

By:

		By:	/s/ Michael Cam- Phung
		Name:	Michael Cam- Phung
		Title:	Managing Member